Exhibit 10.2
SEPARATION AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of September, 2008, by and among PET DRX CORPORATION, a Delaware corporation (“Pet DRx”), XLNT VETERINARY CARE, INC. (“XLNT,” and collectively, Pet DRx and XLNT are referred to as the “Company”), and ROBERT WALLACE (“Executive”).
BACKGROUND
     Executive was employed by the Company through September 25, 2008, and was a party to that certain employment agreement dated July 25, 2007 between Executive and XLNT (the “Employment Agreement”). Effective September 25, 2008, Executive voluntary resigned. As of September 25, 2008, Executive also resigned from all positions he held with the Company, including his position as a member of the Boards of Directors of the Company. The Company has accepted Executive’s resignation and waived the requirement of thirty (30) days’ advance notice. In connection with Executive’s termination of employment and the execution of this Agreement, the Company agrees to provide Executive with the payments and benefits described in Exhibit A to this Agreement and the parties desire that Executive shall serve as a consultant to Pet DRx for a ninety (90) day term, commencing September 25, 2008, pursuant to the Consulting Agreement attached as Exhibit B to this Agreement (the “Consulting Agreement”).
AGREEMENT
      In consideration for the mutual promises contained in this Agreement, the Company and Executive agree as follows:
1. Employment Termination.
     (a) General Terms. The Company and Executive agree that:
          (1) Executive ceased to be the Chief Executive Officer of Pet DRx as of September 25, 2008;
          (2) Executive’s last day of employment with the Company was September 25, 2008 (the “Resignation Date”); and
          (3) Executive hereby resigns, effective as of the date he signs this Agreement, as a member of the Board of Directors of the Company, and from any and all titles and positions with the Company. Executive agrees to tender and memorialize his resignation from any and all such positions in any other manner and form as Pet DRx may reasonably request.
     (b) Satisfaction of Obligations. The payments, benefits and other consideration provided by the Company under this Agreement are in full and final satisfaction of all obligations that the Company has to Executive. Without limiting the foregoing, these payments and benefits replace any and all obligations of the Company under any and all letters, agreements, understandings, plans and policies, relating to Executive’s employment, service as a director, and severance. Executive agrees that the payments and benefits described in Exhibit A and the Consulting Agreement attached as Exhibit B are adequate consideration for (i) the agreements he makes in this Agreement, and (ii) the releases he gives pursuant to this Agreement.
     (c) No Other Payments or Benefits. Executive shall not be eligible for, and he will not receive, any payments or benefits from the Company, or under any plan, agreement, or arrangement in which Executive or the Company are a party or participate which are not expressly set forth in this Agreement.
2. Payments and Benefits Following Executive’s Resignation Date.
     (a) General Conditions. The Company shall provide to Executive the payments and benefits described in Exhibit A to this Agreement and under the Consulting Agreement when required by Exhibit A and the Consulting Agreement, respectively. This Agreement shall become effective as of September 25, 2008 (the “Effective Date”).
     (b) Taxes. Executive is solely responsible for paying any and all taxes he owes on amounts he receives or that are paid on his behalf under the terms of this Agreement. The preceding provision does not, and shall not be construed to make Executive responsible for taxes that are imposed on any person or entity other than himself. The Company will withhold all taxes that it determines are legally required to be withheld.
3. Cooperation.
     (a) Transition. Executive shall cooperate with the Company in ensuring an orderly transition of matters handled by Executive. Executive shall sign any documents and do anything that is reasonably necessary in the future to implement his agreements in this Agreement.
     (b) Cooperation as a Witness. Executive shall cooperate with the Company as a witness in all matters about which he has knowledge as a result of his prior positions with the Company if the Company requests his testimony. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of his participation in any such witness activities in a reasonable manner to take into account his then-current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Executive incurs for travel required by the Company with respect to those activities.
4. General Release of Claims by Executive.
     (a) Release. As a material inducement for the Company to enter into this Agreement, Executive hereby forever, irrevocably and unconditionally, releases and discharges the Company and other Released Parties (as defined below) from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, which he now has, or claims to have, or which Executive at any time had, or claimed to have, or which Executive at any time hereafter may have, or claim to have, against the Company, in each case as to acts or omissions occurring up to and including the date Executive signs his Agreement, including, without limitation, any claim of breach of fiduciary duty, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Company’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, except any claims Executive may have under the Age Discrimination in Employment Act (all such matters hereby released, collectively referred to as “Claims”).
CIVIL CODE SECTION 1542 WAIVER. As a further consideration and inducement for this Agreement, Executive hereby waives any and all rights under Section 1542 of the California Civil Code or any similar state, local, or federal law, statute, rule, order or regulation which the Employee may have. Section 1542 provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The parties expressly agree that the release in Subsection (a) shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.
This release will not apply to any claim for payments or benefits Executive may have under the terms of this Agreement or the Consulting Agreement, any indemnification or executive insurance protection rights or benefits that he may have, now or in the future, with regard to his activities on or before his Resignation Date as an employee, officer, director or committee member for either of the Company or any Released Party, unpaid claims for benefits, if any, that are payable under the Company’s group health plan.
     (b) Released Parties. As used in this Agreement, the “Released Parties” are the Company and all of its related companies, partnerships or joint ventures, including but not limited to, direct and indirect parent and subsidiary companies, and their predecessors and successors; and, with regard to each of those entities, except for Executive, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of these programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection. Executive understands that this release covers him and anyone who might have a claim through him or because of him, such as a past, current or future spouse, his family, heirs, executors, representatives, agents and their successors and assigns.
     (c) No Lawsuits. Executive has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he is releasing in this Agreement. Executive agrees never to institute, or participate in any action against any of the Releasees with respect to any Claim released by this Agreement, except as required by subpoena, court order, or other compulsory process and except that he may participate in an investigation or proceeding conducted by an agency of the United States government or of any state. Executive has not assigned or transferred any Claim he is releasing, nor has he purported to do so. Notwithstanding any language herein to the contrary, Executive understands that nothing in this Release prohibits Executive from filing or pursuing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a claim with the National Labor Relations Board (“NLRB”); provided that, by signing this Agreement, Executive agrees to waive and relinquish any personal or monetary gain that would otherwise result from such EEOC or NLRB claim.

5. Release of Claims by the Company.
     (a) The Company’s Release of Claims. The Company hereby irrevocably releases and discharges Executive from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, which the Company now has, or claims to have, or which the Company at any time had, or claimed to have, or which the Company at any time hereinafter may have, or claim to have, against Executive, in each case as to acts or omissions by Executive occurring up to the Resignation Date, except for any claim based on breach of fiduciary duty, duty of loyalty or duty of care, or fraud, theft or intentional misconduct, or any act that is determined to be a criminal act under any law (the “Company’s Claims”).
     (b) No Lawsuits by the Company. The Company has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Company’s Claims it is releasing in this Agreement. The Company agrees never to institute, pursue, or participate in any action against Executive with respect to any Company’s Claims released by this Agreement, except as required by subpoena, court order or other compulsory process and except that the Company may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. The Company has not assigned or transferred any Company’s Claim it is releasing, nor has it purported to do so.
6. Miscellaneous Provisions.
     (a) Binding Agreement. This Agreement is final and binding. Executive has carefully read and fully understands all of the provisions of this Agreement.
     (b) Entire Agreement. This Agreement and the attached Exhibits form the entire agreement between the Company and Executive and supersede all other agreements, understandings, plans or arrangements relating to the subject matter hereof, except that (1) the provisions of Sections 14, 15, and 16 of the Employment Agreement shall survive Executive’s termination of employment pursuant to Section 16.8 thereof, and (2) this Agreement does not supersede or affect the Confidentiality and Assignment of Creative Works Agreement between XLNT and Executive dated November 9, 2007 or the Consulting Agreement. Executive acknowledges that the Company has made no representations or promises to Executive, written or oral, other than those in this Agreement.
     (c) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
     (d) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to an affiliate, to any legal successor to all or a portion of the business of the Company or an affiliate, or to an entity which purchases assets from either of the Company or an affiliate. In the event the Company assigns this Agreement as permitted by this Agreement, “the Company” as defined herein will refer to the assignee. Executive may not assign this Agreement.

     (e) Waiver. The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
     (f) Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with California law.
     (g) Interpretation. Captions and section and subsection headings used herein are provided for convenience only and are not part of this Agreement and shall not be used in construing it. Executive acknowledges that this Agreement is not an admission of guilt or wrongdoing by the Company.
     (h) Blue Penciling. If any court or arbitrator determines that any of the provisions contained in this Agreement, or any part of it, are unenforceable because of the length of any period of time, the size of any area or the scope of activities contained in those provision(s), then that period of time, area or scope will be considered to be adjusted to a period of time, area or scope which would cure that invalidity, and those provisions in their revised form will then be enforced to the maximum extent permitted by applicable law.
     (i) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
     (j) Expenses. The Company agrees to reimburse Executive for actual out of pocket legal expenses (not to exceed $5,000.00) incurred by Executive in connection with the review of this Agreement and any related matters.
     (j) Counterparts. This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement.
[Signature Page Follows]

7. Notice and Acknowledgement.
     Executive acknowledges that, before signing this Agreement, he was given a reasonable period of time in which to consider this Agreement. Executive understands this Agreement and is entering into it voluntarily without coercion or duress of any kind. Executive further acknowledges that the Company has encouraged and does encourage him to discuss this Agreement with an attorney before signing it and that Executive did so to the extent he deemed appropriate.

PET DRX CORPORATION
Date: ________________	By:
Name:
Title:

XLNT VETERINARY CARE, INC.
Date: _______________	By:
Name:
Title:

Date: _______________
ROBERT WALLACE

EXHIBIT A
PAYMENTS AND BENEFITS
1.	Desktop Computer. Executive will be permitted to keep the desktop computer the Company provided for his use, subject to compliance with the Employee Confidentiality and Assignment of Creative Works Agreement between XLNT and Executive dated November 9, 2007.
2.	Indemnification. The Company shall indemnify Executive in accordance with its articles of incorporation and bylaws as to acts and omissions of Executive while he was employed by, or served as, a director of the Company, which acts or omissions shall include but not be limited to, Executive’s resignation as Chief Executive Officer of Pet DRx and membership of the Boards of Directors of the Company to the extent he satisfies the terms and conditions for indemnification established in such articles of incorporation and bylaws.

EXHIBIT B
CONSULTING AGREEMENT

INDEPENDENT ADVISOR CONSULTING AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made effective as of the 25th day of September, 2008 (the “Effective Date”), by and among PET DRX CORPORATION, a Delaware Corporation (“Pet DRx” or the “Company”), and ROBERT WALLACE (the “Advisor”).
BACKGROUND
     The Advisor was employed by the Company through September 25, 2008 (the “Resignation Date”), and was a party to that certain employment agreement dated July 25, 2007 between the Company’s wholly owned subsidiary, XLNT Veterinary Care, Inc. and Robert Wallace (the “Employment Agreement”). Effective September 25, 2008, the Advisor voluntarily resigned his employment under the Employment Agreement. As of September 25, 2008, the Advisor also resigned from all positions he held with the Company and its subsidiaries, including his position as a member of the Board of Directors of the Company. The Company has accepted the Advisor’s resignation and waived the requirement of thirty (30) days’ advance notice of resignation. The Company and the Advisor now desire to enter into an agreement pursuant to which the Advisor will provide services to the Company from and after the Effective Date to ensure a smooth transition, upon the terms set forth below.
AGREEMENT
     In consideration of the mutual promises contained in this Agreement, the Company and the Advisor agree as follows:
1. Terms and Conditions of Engagement.
     (a) Engagement. The Advisor shall perform the following consulting and advisory services for the Company under the direction of the Chairman of the Board of Directors of Pet DRx (the “Board”) or such person(s) as the Chairman shall designate: (i) assist in transitioning his prior duties with the Company; (ii) assist in business development activities, including the potential acquisition of certain veterinary hospitals as described in Section 2(b) of this Agreement and providing full cooperation in the transfer of business development leads, contacts and related records and files; and (iii) assist in selling and leasing back certain of its real estate assets as described in Section 2(c) of the Agreement.
     (b) Advisor Relationship. The Advisor is an independent contractor to the Company, not an employee of the Company. The Advisor is not an agent of the Company and shall have no right to bind the Company. The Company will report all payments to be made hereunder on Forms 1099 as payments to the Advisor for independent contracting services, and will not report any payments on Form W-2 to the Advisor. The Company will not withhold taxes on any payments pursuant to this Agreement, and the Advisor shall be solely responsible for paying any and all taxes he owes on amounts he receives under this Agreement. The Advisor shall not be treated for any purposes as an employee of the Company and shall not be entitled to participate in any employee benefits plans or programs of the Company. This is a personal services contract for the services of the Advisor. The Advisor cannot satisfy the terms and conditions of this

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Agreement by making anyone else available to perform his services. The Advisor shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. The Advisor shall use his best efforts in such endeavors. The Advisor shall also perform his services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.
2. Compensation.
     (a) Monthly Fee. The Company shall pay to the Advisor a total of $25,000 for his services hereunder for each month of the Term, which shall be paid in substantially equal installments, not less frequently than monthly, in arrears.
     (b) Success Fee for Acquisition of Target Hospitals. Advisor shall assist the Company in acquiring the veterinary hospitals listed on the attached Exhibit A (the “Target Hospitals”). Advisor will be paid a success fee in connection with the acquisition of any Target Hospital (the “Success Fee”). The Success Fee will be an amount equal to one percent (1%) of the trailing twelve month revenue of the acquired Target Hospital as of the date of acquisition and will be payable immediately following the consummation of a Target Hospital acquisition. The Company will, in its sole discretion, determine whether a Target Hospital continues to be acceptable to the Company, and shall have no obligation to consummate an acquisition if it deems it not to be in the best interest of the Company. Advisor shall be eligible for a Success Fee in connection with any otherwise eligible acquisition of a Target Hospital which is consummated within ninety (90) days after the date this Agreement is terminated. In no event will Advisor be eligible for a Success Fee for any Target Hospital acquisition that is consummated more than ninety (90) days after the date this Agreement is terminated. The Success Fee applies only to the Company’s acquisition of any Target Hospital indentified on the attached Exhibit A and will not apply to the consummation of any other veterinary hospital acquisition by the Company, notwithstanding any involvement of Advisor in such transaction.
     (c) Transaction Fee for Sale-and-Leaseback. Advisor shall assist the Company in selling and leasing back certain of its real estate assets on terms and conditions acceptable to the Company in its sole discretion (a “Sale-and-Leaseback”). Advisor will be paid a transaction fee in connection with the consummation of any Sale-and-Leaseback in which the Advisor was involved (the “Transaction Fee”). The Transaction Fee will be equal to one percent (1%) of the net proceeds realized by the Company from the sale of its real estate assets (net of all deal costs, including but not limited to any broker’s fees or commissions). The Company will, in its sole discretion, determine whether a proposed Sale-and-Leaseback is acceptable to the Company, and shall have no obligation to consummate any transaction if it deems it not to be in the best interest of the Company. Advisor shall be eligible for a Transaction Fee in connection with any otherwise eligible Sale-and-Leaseback which is consummated within ninety (90) days after the date this Agreement is terminated. In no event will Advisor be eligible for a Transaction Fee for

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any Sale-and-Leaseback that is consummated more than ninety (90) days after the date this Agreement is terminated.
     (d) Expenses. The Advisor shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses and business travel incurred by the Advisor in connection with the performance of services hereunder; provided, however, the Advisor shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.
3. Term. The Term of this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate automatically on the date that is ninety (90) days following the Effective Date.
4. Contracts or Other Agreements with Former Employer or Business.
     The Advisor hereby represents and warrants that he is not subject to any employment or consulting agreement or similar document with a former employer or with any business as to which the Advisor’s engagement by the Company and provision of services hereunder would be a breach. For that reason, the Advisor hereby represents and warrants that he is not subject to any agreement which prohibits the Advisor during a period of time which extends through the Term from any of the following: (a) providing services for the Company hereunder by this Agreement; (b) competing with, or in any way participating in a business which includes the Company’ businesses; (c) soliciting personnel of such former employer or other business to leave such former employer’s employment or to leave such other business; or (d) soliciting customers of such former employer or other business on behalf of another business.
5. No Set Off.
     The existence of any claim, demand, action or cause of action by the Advisor against the Company, or any affiliate, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder. The existence of any claim, demand, action or cause of action by the Company or any affiliate against the Advisor, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Advisor of any of the Advisor’s rights hereunder.
6. Notice.
     All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

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If to the Company:	Pet DRx Corporation
215 Centerview Drive
Suite 360
Brentwood, TN 37027
Attention: General Counsel

If to the Advisor:	Robert Wallace
15466 Los Gatos Blvd.
Los Gatos, CA 95032
Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the third calendar day subsequent to the postmark date thereof.
7. Miscellaneous.
     (a) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements, except that (1) the provisions of Sections 14, 15, and 16 of the Employment Agreement shall survive the Advisor’s termination of employment pursuant to Section 16.8 thereof, and (2) this Agreement does not supersede or affect the Employee Confidentiality and Assignment of Creative Works Agreement between XLNT Veterinary Care, Inc. and Robert Wallace dated November 9, 2007 or the Separation Agreement.
     (b) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to an affiliate, to any legal successor to all or a portion of the business of the Company or an affiliate, or to an entity which purchases assets from either of the Company or an affiliate. In the event the Company assigns this Agreement as permitted by this Agreement and the Advisor remains engaged by the assignee, the “Company” as defined herein will refer to the assignee. The Advisor may not assign this Agreement.
     (c) Waiver. The waiver by the Company of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
     (d) Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California.
     (e) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
     (f) Interpretation. Captions and section and subsection headings used herein are provided for convenience only and are not a part of this Agreement and shall not be used in construing it.

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     (g) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
     (h) Counterparts. This Agreement may be signed in counterparts, and the signed counterparts will form a single agreement
     IN WITNESS WHEREOF, the Company and the Advisor have each executed and delivered this Agreement as of the date first shown above.

PET DRX CORPORATION
By:
Name:
Title:

ROBERT WALLACE

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